EXHIBIT 99.1

INDEPENDENT ACCOUNTANT’S COMPILATION REPORT

To Management
Golden Matrix Group, Inc.
3651 Lindell Rd., Ste. D131

Las Vegas, NV 89103

Management is responsible for the accompanying consolidated financial statements of Golden Matrix Group, Inc. (a corporation), which comprise the consolidated balance sheet as of August 31, 2020, and the related statement of operations for the period then ended in accordance with accounting principles generally accepted in the United States of America. We have performed a compilation engagement in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. We did not audit or review the consolidated financial statements nor were we required to perform any procedures to verify the accuracy or completeness of the information provided by management. We do not express an opinion, a conclusion, nor provide any assurance on these consolidated financial statements.

Management has elected to omit substantially all the disclosures, earnings per share, consolidated statements of shareholders’ equity and cashflows required by accounting principles generally accepted in the United States of America. If the omitted disclosures and statements were included in the consolidated financial statements, they might influence the user’s conclusions about the Company’s financial position, results of operations, and cash flows. Accordingly, the consolidated financial statements are not designed for those who are not informed about such matters.

/s/ M&K CPAS, PLLC

Houston, Texas

September 22, 2020

1

Golden Matrix Group, Inc.

Consolidated Balance Sheet

(Unaudited)

August 31,
2020
ASSETS

Current assets:
Cash and cash equivalents	$4,689,260
Account receivable, net	817,950
Account receivable - related party	1,346,416
Total current assets	6,853,626
Total Assets	$6,853,626

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	483,636
Accounts payable - related parties	845,860
Advances from shareholders	1,000
Accrued interest	123
Settlement payable - related party – in default	66,803
Contingent liability	29,988
Customer deposit	5,000
Total Current liabilities	1,432,410
Total liabilities	$1,432,410

Shareholder’s equity:
Preferred stock, Series A: $0.00001 par value; 19,999,000 shares authorized, none outstanding	-
Preferred stock, Series B: $0.00001 par value, 1,000 shares authorized,1,000 shares issued and outstanding	-
Common stock: $0.00001 par value, 40,000,000 shares authorized, 19,170,480 shares issued and outstanding at August 31, 2020	192
Stock payable	1,791,863
Additional paid-in capital	28,809,346
Accumulated other comprehensive loss	(683)
Accumulated deficit	(25,179,502)
Total shareholders’ equity	$5,421,216
Total liabilities and shareholders’ equity	$6,853,626

See Accountant’s Compilation Report

2

Golden Matrix Group, Inc.

Consolidated Statement of Operations

(Unaudited)

For the month ended August 31,
2020
Revenues	$274,567
Revenues-related party	172,357
Cost of goods sold	(230,759)
Gross profit	216,165

Operating expenses
G&A expenses	39,240
G&A expense- related party	169,192
Professional fees	15,526
Research and development expenses	15,143
Total operating expenses	239,101
Loss from operations	(22,936)

Other income (expense)
Interest expense	(413)
Interest earned	14
Foreign exchange gain (loss)	(570)
Total other income (expense)	(969)
Net loss	$(23,905)

See Accountant’s Compilation Report

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